Exhibit 99.1
Contact:
Express-1 Expedited Solutions, Inc.
Jeff Curry
269-695-4955
Jeff.Curry@express-1.com
EXPRESS-1 EXPEDITED SOLUTIONS (AMEX:XPO) REPORTS CONTINUED
MOMENTUM IN THE FIRST QUARTER OF 2007
“REVENUES UP OVER 20%; OPERATING INCOME UP OVER 32%”
BUCHANAN, Mich. – May 10, 2007 – Express-1 Expedited Solutions, Inc. today reported higher revenues and operating income for the first quarter, ended March 31, 2007.
Express-1, one of the nation’s top providers of ground expedited services for the automotive, manufacturing, logistics, service, and other industries, reported a 20.3% increase in revenue in the first quarter of 2007. Revenues grew to $11.5 million as compared to $9.6 million in the first quarter of 2006. During the same period, income from operations (income before income tax provision) increased by 32.7% to $739,000 versus $557,000 in the first quarter of 2006.
The Company’s GAAP net income was $461,000 or $0.02 per diluted share for the first quarter of 2007, as compared to $557,000 or $0.02 per diluted share for the first quarter of 2006. The decline is solely related to the recording of a current tax provision during 2007. The Company recorded a provision for income taxes at the rate of approximately 37.5% of pre-tax earnings, in its most recent quarter. The Company did not record a tax provision in the same period in 2006, due to a large valuation allowance on its deferred taxes. As of December 31, 2006, the Company had cumulative tax net operating loss carry forwards of approximately $8.3 million. The Company estimates this balance has been reduced to approximately $7.5 million through March 31, 2007, based upon earnings in the current quarter. The net operating loss carry forwards will be used to offset future taxable income in the determination of tax payments, thereby reducing the Company’s cash outlay for income taxes until the net operating losses are exhausted.
For the first quarter of 2007, EBITDA increased by 15.4% to $994,000 compared with $861,000 in the first quarter of 2006. Please refer to Table 1 for a reconciliation of net income, as reported, to EBITDA.
“Express-1 built on the success we achieved in 2006, as evidenced by our strong growth on the top-line and income from operations. We have increased our fleet of independent contractors or value providers (“VP’s”) as we call them, and continue to give them more loaded miles and other services designed to enhance their quality life as drivers,” said Michael Welch, the Company’s President and Chief Executive Officer. “We successfully executed our organic growth strategy during the quarter. Capacity improved and our market share increased through new accounts and additional business from existing accounts. Within our primary operating segment Express-1, fleet size increased by 31% from the first quarter of 2006; utilization improved; and we generated a 22.7% increase in revenue compared to the first quarter of 2006. At the same time, our Evansville dedicated contract operations showed a small increase of 3.3% of revenue in the first quarter of 2007 compared to the first quarter of 2006. ‘Driving momentum’ continues to be our focus in 2007.”

Chief Financial Officer Mark Patterson said, “The Company’s, cost structure is beginning to demonstrate the operating leverage we’ve spoken of over the past few quarters. Our income from operations grew at a faster rate than our revenues due to this leverage. We continue to be cautious about adding employees and careful in our spending. Coupled with our reliance on value providers and brokerage operations, our cost structure helps us maximize our operational efficiency. Gross margin came in at 26.3% for the first quarter of 2007 versus 25.4% in the same quarter last year. In combination with our ability to control SG&A expenses, this enabled us to deliver another quarter of growth in income from operations and EBITDA.”
Outlook
“Looking ahead to 2007, we believe the momentum we have generated with our additional fleet capacity and with our customers will drive further growth in our business,” Welch said. “Our continued goal is to be one of the largest and most reliable ground expediters in the country. In order to accomplish our goal, we intend to drive growth by adding to our customer base and continuing to grow our sales force. We are confident in our business model and believe that by remaining conservative and goal-focused in our approach we will be able to continue delivering strong results in revenue growth and profitability.”
Conference Call/Webcast Information
Management will conduct a conference call this morning at 11:00 a.m. EDT to discuss the Company’s first quarter financial results. Those interested in accessing a live or archived Webcast of the call should visit the Company’s Website at www.express-1.com. Those wishing to take part in the live teleconference call can dial 201-689-8049 (international) or 877-407-9210. A playback will be available through midnight on May 17, 2007. To listen to the playback, please call 201-612-7415 (international) or 877-660-6853. Use account number 286 and conference ID number 239816.
About Express-1 Expedited Solutions, Inc.
Offering same-day, time – sensitive, and dedicated transportation to more than 1500 customers, Express-1 is one of the largest ground expedite companies in the country. The company’s premium transportation service is provided through its 24/7 operations center, by experienced inside sales staff using the latest in vehicle tracking and dispatch software. Express-1 services customers in the 48 states and Canada and has outside sales staff that covers the Midwest and Southeast. Express-1 utilizes an asset light operating model working with independent contractors that live throughout the Country. Express-1 Expedited Solutions, Inc. is publicly traded on the American Stock Exchange under the symbol XPO. For more information about the Company, visit www.express-1.com.
Forward-Looking Statements
This press release contains forward-looking statements that may be subject to various risks and uncertainties. Such forward-looking statements are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and are made based on management’s current expectations or beliefs as well as assumptions made by, and information currently available to, management. These forward-looking statements, which may include statements regarding our future financial performance or results of operations, including expected revenue growth, cash flow growth, future expenses, future operating margins and other future or expected performance, are subject to the following risks: the acquisition of businesses or the launch of new lines of business, which could increase operating expenses and dilute operating margins; increased competition, which could lead to negative pressure on our pricing and the need for increased marketing; the inability to maintain, establish or renew relationships with customers, whether due to competition or other factors; the inability to comply with regulatory requirements governing our business operations; and to the general risks associated with our businesses.
In addition to the risks and uncertainties discussed above, you can find additional information concerning risks and uncertainties that would cause actual results to differ materially from those projected or suggested in the forward-looking statements in the reports that we have filed with the Securities and Exchange Commission. The forward-looking statements contained in this press release represent our judgment as of the date of this release and you should not unduly rely on such statements. Unless otherwise required by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this press release. In light of these risks and uncertainties, the forward-looking events and circumstances discussed in the filing may not occur, and actual results could differ materially from those anticipated or implied in the forward-looking statements.
Use of GAAP and Non-GAAP Measures
In addition to results presented in accordance with generally accepted accounting principles (GAAP), the Company has included “EBITDA”, a non-GAAP financial measure. The Company defines EBITDA as earnings before interest, taxes, depreciation and amortization. In addition, the Company excludes from its EBITDA calculation the cumulative effect of a change in accounting principle, discontinued operations, and the impact of restructuring and certain other charges, and includes in the EBITDA calculation selected financial data related to various Company acquisitions. A reconciliation of EBITDA to the most directly comparable GAAP financial measure is set forth herein.
Management believes the use of non-GAAP financial measures provides useful information to investors to assist them in understanding the underlying operational performance of the Company. Specifically, management believes EBITDA is a useful measure of operating performance before the impact of investing and financing transactions, making comparisons between companies’ earnings power more meaningful and providing consistent period-over-period comparisons of the Company’s performance. The Company uses these non-GAAP financial measures internally to measure its ongoing business performance and in reports to bankers to permit monitoring of the Company’s ability to pay outstanding liabilities.

Express-1 Expedited Solutions, Inc.
Statements of Operations
(unaudited)

	Three Months Ended
	March 31,
	2007	2006
Revenues
Operating revenue	$11,493,000	$9,555,000
Expenses:
Direct expenses	8,473,000	7,129,000

Gross profit	3,020,000	2,426,000
Sales, general and administrative expense	2,250,000	1,721,000

Total sales, general and administrative expense	2,250,000	1,721,000
Other expense	7,000	103,000
Interest Expense	24,000	45,000

Income before income tax provision	739,000	557,000
Income tax provision	278,000	—

Net income	$461,000	$557,000

Basic income per common share	0.02	0.02

Basic weighted average common shares outstanding	26,436,965	26,285,034

Diluted income per common share	0.02	0.02

Diluted weighted average common shares outstanding	27,237,036	26,340,111

Express-1 Expedited Solutions, Inc.
Consolidated Balance Sheets
As of March 31, 2007 and December 31, 2006
(Unaudited)

	March 31,	December 31,
	2007	2006
Assets
Current assets:
Cash and cash equivalents	$816,000	$79,000
Accounts receivable, net of allowances of $226,000 and $77,000, respectively	5,173,000	5,354,000
Prepaid expenses	206,000	265,000
Other current assets	214,000	181,000
Deferred tax asset, current	1,069,000	1,069,000

Total current assets	7,478,000	6,948,000

Property and equipment, net of $1,496,000 and $1,410,000 in accumulated depreciation, respectively	2,443,000	2,488,000

Goodwill	5,527,000	5,527,000
Identified intangible assets, net of $1,084,000 and $1,004,000 in accumulated amortization, respectively	4,145,000	4,225,000
Loans and advances	134,000	143,000
Deferred tax asset, long term	1,791,000	2,069,000
Other long term assets	359,000	209,000

	$21,877,000	$21,609,000

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$1,006,000	$1,034,000
Accrued salaries and wages	389,000	724,000
Accrued acquisition earnouts	—	1,960,000
Accrued expenses, other	1,151,000	740,000
Current maturities of long term debt	117,000	117,000
Other current liabilities	445,000	295,000

Total current liabilities	3,108,000	4,870,000

Line of credit	2,529,000	1,159,000
Notes payable and capital leases, net of current maturities	94,000	127,000
Other long-term liabilities	109,000	115,000

Total long-term liabilities	2,732,000	1,401,000

Stockholders’ equity:
Preferred stock, $.001 par value; 10,000,000 shares no shares issued or outstanding	—	—
Common stock, $.001 par value; 100,000,000 shares authorized; 26,735,380 and 26,516,037 shares issued and 26,555,380 and 26,336,037 shares outstanding	27,000	27,000
Additional paid-in capital	20,697,000	20,459,000
Accumulated deficit	(4,580,000)	(5,041,000)
Treasury stock, at cost, 180,000 shares held	(107,000)	(107,000)

Total stockholders’ equity	16,037,000	15,338,000

	$21,877,000	$21,609,000

Express-1 Expedited Solutions, Inc
EBITDA Reconciliation

	Three Months Ended
	March 31,
	2007	2006
Net income (loss) as reported	$461,000	$557,000
Income tax (benefit) provision	278,000	—
Interest expense	24,000	45,000
Depreciation and amortization	231,000	259,000

EBITDA	$994,000	$861,000